EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 14, 2011, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s development stage status and ability to continue as a going concern) and the effectiveness of internal control over financial reporting of Raptor Pharmaceutical Corp., appearing in Raptor Pharmaceutical Corp.’s Annual Report on Form 10-K for the year ended August 31, 2011.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
January 27, 2012